Exhibit 3.53

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•      First: The name of this Corporation is NBTY Global, Inc.

•                  Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  Fourth: The amount of the total stock of this corporation is authorized to issue is One Hundred (100) shares (number of authorized shares) with a par value of One Dollar ($1.00) per share.

•      Fifth: The name and mailing address of the incorporator are as follows:

Name Irene B. Fisher, Esq.
Mailing	Address	90 Orville Drive
		Bohemia, New York	Zip Code 11716

•                  I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 3rd day of April, A.D. 2006

By:	/s/ Irene B. Fisher
(Incorporator)

NAME:	/s/ Irene B. Fisher, Esq.
(type or print)

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:04 PM 04/05/2006
FILED 01:59 PM 04/05/2006
SRV 060321269 – 4137600 FILE